Exhibit 10.13

KYMERA THERAPEUTICS, INC.

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2019 (the “Effective Date”), by and between Kymera Therapeutics, Inc., a Delaware corporation (the “Company”), and Vertex Pharmaceuticals Incorporated, a Massachusetts Corporation (“Purchaser”).

WHEREAS, the Company and Purchaser are parties to that certain Series B-1 Preferred Stock Purchase Agreement, dated as of even date herewith (as amended, restated, or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which Purchaser is acquiring shares of the Company’s Series B-1 Preferred Stock; and

WHEREAS, in connection with entering into the Purchase Agreement, the Company and Purchaser desire to enter into this Agreement, pursuant to which Purchaser shall have the right to (i) participate in certain financing transactions consummated by the Company prior to the IPO (as defined below), (ii) purchase shares of common stock of the Company (the “Common Stock”) in a private placement that would close concurrently with the IPO, and (iii) purchase shares of Common Stock in connect with any Follow-On Offering (as defined below), in each case subject to the terms and conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    PRIVATE FINANCING PARTICIPATION.

1.1    Private Financing Participation Right.

(a)    In the event that the Company intends to consummate a financing structured as a private placement (a “Private Financing”) of equity securities, including any instrument convertible into equity securities (collectively, “Securities”), prior to the IPO, Purchaser shall have the right (the “Private Financing Participation Right”) to purchase, subject to the terms and conditions set forth in this Agreement, in such private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), a number of such Securities that the Company issues in the Private Financing (the “New Securities”) equal to the Private Financing Participation Amount (as defined below) at a price per share equal to the price per share at which such New Securities are sold to the investors in the Private Financing (the “New Securities PPS”) in a closing to be held concurrently with the initial closing of such Private Financing (the “Private Financing Participation Closing”). The Company shall provide the Purchaser with written notice of the Private Financing (the “Private Financing Notice”) and a summary of the material terms of the Private Financing at least ten (10) business days prior to the date of the Private Financing Participation Closing. The Purchaser

shall provide the Company with written notice of its decision whether or not to exercise its Private Financing Participation Right no later than five (5) business days following Purchaser’s receipt of the Private Financing Notice.

(b)    For purposes of this Section 1.1, the term “Private Financing Participation Amount” shall mean that number of New Securities such that, following the Private Financing Participation Closing, Purchaser will continue hold an aggregate amount of the Company’s outstanding equity securities on a percentage basis equal to the lesser of (i) seven percent (7%) and (ii) Purchaser’s percentage equity ownership of the Company (calculated in each case on an as-converted and fully diluted basis) immediately prior to the consummation of such Private Financing; provided that in the event that the Private Financing Participation Amount would exceed, with respect to a given Private Financing, the lesser of (x) twenty percent (20%) of the total amount of proceeds to be paid to the Company by all investors in such series of concurrent financing transactions (including Purchaser, assuming the exercise of Purchaser’s Private Financing Participation Right) divided by the New Securities PPS or (y) $20,000,000 divided by the New Securities PPS, then such Private Financing Participation Amount shall be reduced to the lesser of (x) and (y).

1.2    Undertakings in Connection with Private Financing Participation.

(a)    The Company and the Purchaser shall, on or before the date of the Private Financing Participation Closing, execute and deliver the purchase agreement for the Private Financing, which shall be the same purchase agreement executed and delivered by the other participants in the Private Financing.

(b)    The Company and Purchaser shall, as applicable, take steps reasonably necessary to effect such purchase including, without limitation, (a) using the Company’s reasonable best efforts to obtain approval of the Required Holders (as such term is defined in the Second Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time (the “Charter”)) with respect to such issuance and sale, and (b) obtaining any necessary third party approvals required by the Company.

2.    IPO PARTICIPATION.

2.1    IPO Participation Right.

(a)    In the event that the Company intends to consummate an initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act (the “IPO”), Purchaser shall have the right (the “IPO Participation Right”) to purchase, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, a number of shares of Common Stock equal to the IPO Participation Amount (as defined below), at a price per share equal to the price at which the Common Stock is issued and sold to the public in the IPO (the “IPO Price”) in a closing (the “IPO Concurrent Closing”) to be held concurrently with the closing of the IPO (the “IPO Closing”).

(b)    For purposes of this Section 2.1, the term “IPO Participation Amount” shall mean that number of shares of Common Stock such that, following the closing of the IPO Concurrent Closing, Purchaser will continue hold an aggregate amount of the Company’s outstanding Common Stock on a percentage basis equal to the lesser of (i) seven percent (7%) and (ii) Purchaser’s percentage equity ownership of the Company (calculated in each case on a fully diluted basis) immediately prior to the consummation of the IPO; provided that in the event that the IPO Participation Amount would exceed the lesser of (x) twenty percent (20%) of the aggregate proceeds proposed to be raised by the Company in the IPO and the IPO Concurrent Closing, divided by the IPO Price or (y) $20,000,000 divided by the IPO Price, then such IPO Participation Amount shall be reduced to the lesser of (x) and (y).

2.2    Exercise of the IPO Participation Right. In the event Purchaser elects to exercise the IPO Participation Right, Purchaser shall provide the Company with written notice of Purchaser’s decision to exercise the IPO Participation Right no later than five (5) business days prior to the Company’s first public filing of its S-1, provided that the Company provides notice to Purchaser of the Company’s intent to publicly file the S-1 at least fifteen (15) business days prior to the Company’s first public filing of its S-1 and at least thirty (30) days prior to the date of the IPO Closing.

2.3    IPO Participation Right Closing. Upon the Purchaser’s exercise of the IPO Participation Right, at the IPO Concurrent Closing the Purchaser agrees to purchase, and the Company agrees to sell, subject to the terms and conditions set forth in this Agreement, in a concurrent private placement exempt from the registration requirements of the Securities Act, that number of shares of Common Stock equal to the IPO Participation Amount at a price per share equal to the IPO Price. Payment of the purchase price for such shares of Common Stock shall be made at the IPO Concurrent Closing by wire transfer of immediately available funds to the account specified in writing by the Company to the Purchaser.

2.4    Undertakings in Connection with Exercise of IPO Participation Right.

(a)    The Company and the Purchaser shall, on or before the date of the final prospectus relating to the registration by the Company of shares of Common Stock in the IPO, execute and deliver a stock purchase agreement containing representations, warranties and conditions to closing, that, in each case, are customary for a transaction structured as a concurrent private placement with an initial public offering and reasonably satisfactory to the Company and the Purchaser.

(b)    The Company and Purchaser shall, as applicable, take steps reasonably necessary to effect such purchase, including, without limitation, (a) disclosures in the registration statement regarding the purchase of shares by the Purchaser, satisfactory in form and substance to the Company and the Purchaser, and (b) obtaining any necessary third party approvals required by the Company.

3.    POST-IPO PARTICIPATION

3.1    Post-IPO Participation Right.

(a)    Following the IPO, if the Company proposes to offer or sell any Securities in a private or public offering (a “Follow-On Offering” and such Securities, the “Follow-On Shares”), the Company shall give written notice (the “Follow-On Offer Notice”) to the Purchaser at least ten (10) business days prior to the execution of a purchase agreement or the filing of a public follow-on registration statement stating (a) its bona fide intention to offer or sell such Follow-On Shares, (b) the number of such Follow-On Shares to be offered or sold, and (c) the structure of the proposed Follow-On Offering. By written notification to the Company within five (5) business days after the date of the Follow-On Offer Notice, the Purchaser may elect to purchase, upon the same terms and conditions as other purchasers in such Follow-On Offering, that portion of such Follow-On Shares equal to the Follow-On Participation Amount (as defined below) (the “Follow-On Participation Right”).

(b)    For purposes of this Section 3.1, the term “Follow-On Participation Amount” shall mean that number of Securities such that, following the closing of such Follow-On Offering, Purchaser will continue to hold an aggregate amount of the Company’s outstanding Common Stock on a percentage basis equal to the lesser of (i) seven percent (7%) and (ii) Purchaser’s percentage equity ownership of the Company (calculated in each case on an as-converted, fully diluted basis) immediately prior to the consummation of such Follow-On Offering; provided that in the event that the Follow-On Participation Amount would exceed the lesser of (x) twenty percent (20%) of the aggregate proceeds proposed to be raised by the Company in such Follow-On Offering, divided by the price per share at which Securities are to be sold in such Follow-On Offering or (y) $20,000,000 divided by the price per share at which Securities are to be sold in such Follow-On Offering, then such Follow-On Participation Amount shall be reduced to the lesser of (i) and (ii).

(c)    If the Company and the managing underwriters, if applicable, with respect to any Follow-On Offering reasonably determine that Purchaser’s participation in the Follow-On Offering would adversely affect the execution of such Follow-On Offering, the Company and Purchaser shall work in good faith to structure Purchaser’s purchase of the Follow-On Participation Amount as a concurrent private placement exempt from the registration requirements of the Securities Act to be closed concurrently with the closing of such Follow-On Offering.

4.    ANTITRUST. Each of the Company and the Purchaser shall use reasonable best efforts to file, within ten (10) business days after the delivery of the applicable notice under Sections 1.1, 2.1 or 3.1 of this Agreement, any premerger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations thereunder, and any similar filings required under foreign antitrust or competition laws and regulations (together, the “Antitrust Filings”). The parties shall cooperate in the timely preparation and submission of any necessary Antitrust Filings, and each shall request early termination of any applicable waiting period(s) relating to the Antitrust Filings. The obligation of each of the Company and the Purchaser to consummate the private placement pursuant to the Private Financing Participation Right, to consummate the purchase of Common

Stock of the Company pursuant to the IPO Participation Right or to permit the participation of Purchaser in any Follow-On Offering is subject to, and such closing shall not occur prior to the first business day after the expiration or early termination of any applicable waiting period(s) relating to the Antitrust Filings.

5.    EXCEPTIONS AND TERMINATION

5.1    Private Financing Participation Right.

(a)    The Private Financing Participation Right shall not be applicable to (i) the issuance of or any Exempted Securities (as defined in the Charter), or (ii) any shares issued in the IPO.

(b)    The Private Financing Participation Right shall terminate and be of no further force or effect upon the first to occur of (i) Purchaser’s failure to exercise its Private Financing Participation Right in respect of any Private Financing; (ii) Purchaser’s failure to consummate the Private Financing Participation Closing in respect of any Private Financing in which Purchaser elects to purchase the Private Financing Participation Amount; (iii) the four-year anniversary of the Effective Date; or (iv) the expiration or termination of the Research Plan, as such term is defined in that certain Master Collaboration Agreement by and between the Company and Purchaser dated on or about the date hereof.

5.2    IPO Participation Right

(a)    The IPO Participation Right shall terminate and be of no further force or effect upon the first to occur of (i) the four-year anniversary of the Effective Date; or (ii) the termination of Purchaser’s Private Financing Participation Right prior to the IPO in accordance with Section 5.1(b).

5.3    Follow-On Participation Right.

(a)    The Follow-On Participation Right shall not be applicable to (i) securities issued or issuable in exchange and as consideration for the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other bona fide reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; (ii) securities issued or issuable in exchange and as consideration for the rights obtained in research, collaboration, license, development, strategic alliance or other similar agreements or strategic partnerships; (iii) securities issuable upon conversion of or with respect to any then previously-issued or outstanding securities; (iv) securities issued pursuant to arms’ length bank financings; (v) shares of Common Stock or any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock in each case issued or issuable for compensatory purposes to employees, officers, directors, contractors, vendors, advisors or consultants of the Company or any of its subsidiaries (whether or not issued pursuant to a Company equity incentive plan); (vi) securities issued as a dividend, stock split or distribution on the Common Stock; and (vii) any right, option or warrant to acquire any securities set forth in the forgoing clauses (i) through (vi).

(b)    The Follow-On Participation Right shall terminate and be of no further force or effect upon the first to occur of (i) Purchaser’s failure to exercise its Follow-On Participation Right in respect of any Follow-On Offering; (ii) the four-year anniversary of the Effective Date; (iii) the termination of Purchaser’s Private Financing Participation Right prior to the IPO in accordance with Section 5.1(b); (iv) Purchaser’s failure to exercise its IPO Participation Right; or (v) Purchaser’s failure to consummate the IPO Concurrent Closing.

6.    MISCELLANEOUS.

6.1    Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Purchaser shall not have the right to assign this Agreement without the prior written consent of the Company.

6.3    Entire Agreement. This Agreement, the exhibits and schedules hereto and thereto, hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.5    Amendment and Waiver. This Agreement may be amended or modified, and the rights and the obligations of the Company and the rights and obligations of Purchaser may be waived, only upon the written consent of the Company and Purchaser.

6.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or waiver of or acquiescence in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the organizational documents of the Company, or otherwise afforded to any party, shall be cumulative and not alternative.

6.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day for domestic deliveries and two (2) days for international deliveries after deposit with a recognized courier, specifying the appropriate type of delivery, with written verification of receipt. All communications shall be sent to the Company and to Purchaser at the applicable address as set forth below or at such other address or electronic mail address as the Company or Purchaser may designate by ten (10) days advance written notice to the other party hereto.

To the Company:	Kymera Therapeutics, Inc. 300 Tech Square Cambridge, MA 02139 Attention: President and CEO

With a copy to:	Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 Attention: William D. Collins, Esq.

To Purchaser:	Vertex Pharmaceuticals Incorporated Attn: Corporate Legal 50 Northern Avenue Boston, Massachusetts 02110

With a copy to:	Ropes & Gray LLP Attn: Marc Rubenstein Prudential Tower 800 Boylston Street Boston, Massachusetts 02199

6.8    Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.9    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any or all parties may execute this Agreement by facsimile signature or scanned signature in PDF format and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

6.11    Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.11 being untrue.

6.12    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of the date first set forth above.

COMPANY:		PURCHASER:
Kymera Therapeutics, Inc.		Vertex Pharmaceuticals Incorporated
Signature:	/s/ Laurent Audoly	Signature:	/s/ Jeffrey Leiden
Print Name:	Laurent Audoly	Print Name:	Jeffrey Leiden
Title:	Chief Executive Officer	Title:	Chairman, President and Chief Executive Officer